ACADIAN ASSET MANAGEMENT LLC
BONUS PLAN
As Amended and Restated Effective as of January 1, 2025

First Amendment

Pursuant to Section 10 of the Acadian Asset Management LLC Bonus Plan (the “Plan”), Acadian Asset Management LLC hereby amends the Plan as follows, effective as of December 31, 2025:

1.Section 3.d is hereby amended, to add the underlined text, by replacing such section in its entirety with the following:

“d. Each Participant’s cash allocation described in subsection a. above, if any, shall, unless otherwise determined by the Compensation Committee (with the approval of the Board of Managers), be paid to the Participant on or before March 15th of the calendar year immediately following the Plan Year to which the applicable Bonus Pool relates. The Compensation Committee (with the approval of the Board of Managers) may provide for cash allocations to be paid in one or more installments, subject to a Participant’s continued employment on the date upon which such payment is scheduled to be made.

2.Section 13 is hereby amended, to add the underlined text, by replacing the second sentence of such section in its entirety with the following:

“To that end, the Plan provides that, unless otherwise determined by the Compensation Committee (with the approval of the Board of Managers), all benefits must be paid out no later than March 15 of the calendar year immediately following the Plan Year in which the right to the payment of such benefits is no longer subject to a ‘substantial risk of forfeiture,’ as defined in regulations promulgated under Section 409A of the Code.”